Exhibit 23.6

Date: February 7, 2024

To: Zhibao Technology Inc.

(the “Company”)

Floor 3, Building 6, Wuxing Road, Lane 727

Pudong New Area, Shanghai 201204

People’s Republic of China

Dear Sirs or Madams:

We are lawyers qualified to practice in the People’s Republic of China (the “PRC” or “China”, which, for purposes of this opinion only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We are acting as the PRC legal counsel in connection with the CSRC filing to Zhibao Technology Inc., an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”). We have been requested by the Company to render an opinion in connection with the CSRC filing in its proposed initial public offering (the “Offering”) of Class A ordinary shares (the “Class A Shares”) as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended.

A.	Documents and Assumptions

In rendering this opinion, we have carried out due diligence and examined copies of the Registration Statement and other documents as we have considered necessary or advisable for the purpose of rendering this opinion, including but not limited to originals and copies of the due diligence documents including but not limited to corporate records and certificates issued by the Governmental Agencies (as defined below) provided to us by the Company and such other documents (collectively the “Documents”). Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by the relevant Governmental Agencies (as defined below) and appropriate representatives of the Company and the PRC Companies (as defined below). In giving this opinion, we have made the following assumptions (the “Assumptions”):

(1)	the genuineness of all signatures and seals, the conformity to originals of all documents purporting to be copies of originals and the authenticity of the originals of the Documents;

(2)	that such of the documents as contain resolutions of directors and members, respectively, or extracts of minutes of meetings of the directors and meetings of the members, respectively accurately and genuinely represent proceedings of meetings of the directors and of meetings of members, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout;

(3)	the accuracy and completeness of all factual representations (if any) made in the Documents other than legal matters that we expressly opine on herein;

(4)	the Documents presented to us remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this Opinion;

(5)	that insofar as any obligation under the Documents is to be performed in any jurisdiction outside the PRC, such performance will not be illegal or unenforceable by virtue of the law of that jurisdiction;

(6)	that each of the parties other than the PRC Companies as defined below is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be);

上海市云岭东路89号长风国际大厦18楼

18F, Changfeng international builiding No.89,East YunLing Rd,Shanghai 200062,P.R.C

电话(Tel)：86 21 60560339 邮编：200062

传真(Fax)：86 21 80197795

www.riyinglawfirm.com

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(7)	that all Governmental Authorizations, as defined below, and other official statement or documentation are obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes;

(8)	that the information disclosed in the materials from the Company Registry is accurate and complete as of the date of this Opinion and the information from the Company Registry search did not fail to disclose any information which had been filed with or delivered to the Companies Registry but had not been processed at the time when the search was conducted;

(9)	that there has been no change in the information contained in the latest records of the Company Registry up to the issuance of this Opinion; and

(10)	that all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

We have made no investigation on and expressed no opinion in relation to the laws of any country or territory other than the PRC. This Opinion is limited to and is given on the basis of the current PRC Laws and is to be construed in accordance with, and is governed by, the PRC Laws.

B.	Definitions

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows:

As used herein,

(1)	“Company” means Zhibao Technology Inc..

(2)	“PRC Companies” means Zhibao Technology Co., Ltd.(“Zhibao China” or “WFOE”), Shanghai Anyi Network Technology Co., Ltd.(“Shanghai Anyi”), Sunshine Insurance Brokers (Shanghai) Co., Ltd.(“Sunshine Insurance Brokers”) and Shanghai Zhibao Health Management Co., Ltd. (“Zhibao Health”).

(3)	“CSRC” means the China Securities Regulatory Commission.

(4)	“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC.

(5)	“Governmental Authorizations” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;.

(6)	“Trial Administrative Measures” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises issued by CSRC on February 17, 2023, which will become effective on March 31, 2023.

(7)	“Guidance Rules and Notice” means the Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Administrative Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions circulated by CSRC on February 17, 2023 on CSRC’s official website.

(8)	“M&A Rules” means the Provisions on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

上海市云岭东路89号长风国际大厦18楼

18F, Changfeng international builiding No.89,East YunLing Rd,Shanghai 200062,P.R.C

电话(Tel)：86 21 60560339 邮编：200062

传真(Fax)：86 21 80197795

www.riyinglawfirm.com

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(9)	“Negative List” means the Special Administrative Measures (Negative List) for Foreign Investment Access (2021 Edition), which were jointly promulgated by the National Development and Reform Commission of the PRC and the Ministry of Commerce of the PRC.

(10)	“PRC Laws” mean all laws, regulations, rules, orders, decrees, guidelines, judicial interpretations and other legislation of the PRC in effect on the date of this Opinion.

C.	Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications (as defined below), we are of the opinion that:

(1)	Corporate Structure. Based on our understanding of the current PRC Laws, the ownership structure of the PRC Companies and their respective PRC subsidiaries, both currently and immediately after giving effect to the Offering, will not result in any violation of applicable PRC Laws currently in effect in any material aspects.

(2)	Business and License. To the best of our knowledge after due inquiry: (i) none of the PRC Companies has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee of any of the PRC Companies, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of the PRC Companies; (ii) the business presently engaged by the PRC Companies as described in the Registration Statement is not subject to foreign investment restriction as stipulated by Negative List.

(3)	M&A Rules. The M&A Rules, among other things, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Based on our understanding of the explicit provisions under the currently published and effective PRC Laws, except as disclosed in the Registration Statement, and assuming no offer, issuance or sale of the securities has been or will be made directly or indirectly within the PRC, the CSRC’s approval under the M&A Rules is not required for this Offering (including the offering of ordinary shares to U.S. investors) and the listing and trading of our Class A ordinary shares on the Nasdaq Capital Market (or Nasdaq) in the context of this Offering. However, there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering in future and our opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules or overseas offering approval to be promulgated in future.

(4)	CSRC Filing Requirements. Pursuant to the Trial Administrative Measures and Guidance Rules and Notice, PRC domestic companies that seek to offer or list securities overseas, either directly or indirectly, are required to complete the filing procedures with the CSRC prior to the Offering and listing on Nasdaq. Zhibao China, the primary operating entity of the Company in the PRC, made the initial CSRC filing with the CSRC on June 22, 2023 in compliance with the Trial Administrative Measures. On October 19,2023, the CSRC published a written filing completion notice on its official website, confirming that Zhibao China has completed the filing procedures with the CSRC under the Trial Administrative Measures.

(5)	Cybersecurity Review. Pursuant to the Cybersecurity Review Measures, Zhibao China, the primary operating entity of the Company in the PRC, has completed the cybersecurity review with the Cybersecurity Review Office (“CRO”) for the proposed overseas listing.

(6)	Taxation. To the best of our knowledge after due inquiry: the PRC Companies fulfill their tax obligations under the PRC laws and none of the PRC Companies has been punished for violating the PRC tax laws and regulations. The statements made in the Registration Statement under the caption “Taxation”, with respect to the PRC tax laws and regulations, constitute our opinions on such matters described therein in all material aspects.

上海市云岭东路89号长风国际大厦18楼

18F, Changfeng international builiding No.89,East YunLing Rd,Shanghai 200062,P.R.C

电话(Tel)：86 21 60560339 邮编：200062

传真(Fax)：86 21 80197795

www.riyinglawfirm.com

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D.	Certain Limitations and Qualifications

(1)	This Opinion relates only to PRC Laws and there is no assurance that any of such PRC Laws or the interpretations by competent PRC courts or government authorities of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We express no opinion as to any laws other than PRC Laws.

(2)	Our opinions are limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(3)	Our opinions are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(4)	This Opinion has been prepared solely for your use and may not be quoted in whole or in part or otherwise referred to in any documents, or disclosed to any third party, or filed with or furnished to any Governmental Agency, or other party without the express prior written consent of us.

This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ Xiaoqi Ge

Shanghai Riying Law Firm

上海市云岭东路89号长风国际大厦18楼

18F, Changfeng international builiding No.89,East YunLing Rd,Shanghai 200062,P.R.C

电话(Tel)：86 21 60560339 邮编：200062

传真(Fax)：86 21 80197795

www.riyinglawfirm.com

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